Exhibit 99.1

Actinium Pharmaceuticals Appoints Pharmaceutical Industry Executive
Ajit S. Shetty, Ph.D., to the Company’s Board of Directors

-	Proven leader with 36 years of experience with Johnson & Johnson in numerousexecutive capacities, most recently as Head of Enterprise Supply Chain

-	Dr. Shetty was instrumental in establishing U.S. operations for Janssen, a Johnson & Johnson subsidiary, and contributing to the Janssen Group of companies’ growth from $1 billion in global sales to $8 billion

-	Established track record of identifying pharmaceutical drug products including the in-licensing of Durogesic, a leading product for Johnson & Johnson that had $2 billion in global sales

NEW YORK, NY – March 28, 2017 – Actinium Pharmaceuticals, Inc. (NYSE MKT: ATNM) ("Actinium" or "the Company"), a biopharmaceutical Company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers, announced today that Dr. Ajit Shetty has been appointed to the Company’s Board of Directors. Dr. Shetty is a pharmaceutical industry executive with 36 years of experience at Johnson & Johnson (J&J) and its subsidiary Janssen. Most recently Dr. Shetty served as the Head of Enterprise Supply Chain at J&J where he was responsible for the transformation and optimization of J&J’s global supply chain.

Sandesh Seth, Executive Chairman of Actinium said, “Dr. Shetty is a highly accomplished pharmaceutical executive with a demonstrated ability to lead and manage growth on a global basis with expertise in supply chain and commercialization activities. His plethora of experiences, wealth of knowledge and relationships gained in his 36 years at Johnson & Johnson will be invaluable to Actinium as we execute on the development of our clinical programs. I welcome Dr. Shetty to the Actinium Board and I look forward to working with him and the Actinium team in building an innovative company focused on improving patient outcomes with our novel radioimmunotherapies.”

Dr. Shetty said, “Actinium is developing therapies that have the potential to dramatically improve patient outcomes and to transform important areas of medicine such as bone marrow transplant. I am honored and excited to join the Actinium board of directors and look forward to working with the Actinium Board, executive management and the team to drive value for all Actinium stakeholders.”

Dr. Shetty joined Janssen Pharmaceutica, Inc. in 1976 ultimately rising to the position of President in 1986 where he led the establishment of Janssen’s business in the U.S. From 1999 to 2008 he was Managing Director of Janssen Pharmaceutica, during this time the Janssen Group of companies’ global sales grew from $1 billion to $8 billion, and from 2004 until 2012 he was Chairman of the Board of Directors. In Dr. Shetty’s most recent role at Johnson & Johnson he was head of Enterprise Supply Chain, where he reported to the CEO and was responsible for the transformation and optimization of Johnson & Johnson’s supply chain. Dr. Shetty earned a Ph.D. in Metallurgy and B.A. Natural Sciences from Trinity College, Cambridge University and a Master of Business Administration from Carnegie Mellon University.

In 2007, Dr. Shetty was bestowed the title of Baron by King Albert II of Belgium for his exceptional merits. He is a member of the Board of Trustees of Carnegie Mellon University, serves on the Board of Governors for GS1 (Global Standards) in Belgium and formerly served on the Corporate Advisory Board of the John Hopkins Carey Business School. In 2016, Dr. Shetty was named as Chairperson of the Vlaams Instituut voor Biotechnologie (VIB), a Belgium based life sciences research institute focused on translating scientific results into pharmaceutical, agricultural and industrial applications. In addition, he was elected Manager of the Year in 2004 in Flanders and received a Life-Time Achievement Award in India in 2010.

About Actinium Pharmaceuticals, Inc.

Actinium Pharmaceuticals, Inc. is a biopharmaceutical company developing innovative targeted therapies for patients with cancers lacking effective treatment options. Actinium's proprietary platform utilizes monoclonal antibodies to deliver radioisotopes directly to cells of interest in order to kill those cells safely and effectively. The Company's lead product candidate Iomab-B is designed to be used, upon approval, in preparing patients for a hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. A bone marrow transplant is often the only potential cure for patients with blood-borne cancers but the current standard preparation for a transplant requires chemotherapy and/or total body irradiation that result in significant toxicities. Actinium believes Iomab-B will enable a faster and less toxic preparation of patients seeking a bone marrow transplant, leading to increased transplant success and survival rates. The Company is currently conducting a single pivotal 150-patient, multicenter Phase 3 clinical study of Iomab-B in patients with relapsed or refractory acute myeloid leukemia (AML) age 55 and older. The Company's second product candidate, Actimab-A, is currently in a multicenter open-label, 53-patient Phase 2 trial for patients newly diagnosed with AML age 60 and over. Actimab-A is being developed to induce remissions in elderly patients with AML who lack effective treatment options and often cannot tolerate the toxicities of standard frontline therapies. In addition, Actinium is developing Actimab-M, which is being studied in patients with relapsed or refractory multiple myeloma in a Phase 1 clinical trial. Actinium is also utilizing its alpha-particle immunotherapy (APIT) technology platform to generate new drug candidates based on antibodies linked to the element Actinium-225 that are directed at various cancers that are blood-borne or form solid tumors. Actinium Pharmaceuticals is based in New York, NY. To learn more about Actinium Pharmaceuticals, please visit www.actiniumpharma.com and to follow @ActiniumPharma on Twitter please visit, www.twitter.com/actiniumpharma.

Forward-Looking Statements for Actinium Pharmaceuticals, Inc.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed offering. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Actinium Pharmaceuticals, Inc.

Steve O'Loughlin
Vice President, Finance and Corporate Development
soloughlin@actiniumpharma.com